Exhibit 5.1

December 14, 2006

Ansell Limited

Level 3, 678 Victoria Street

Richmond, Victoria

Australia

Re:	Ansell Limited Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Ansell Limited, an Australian corporation (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offer and sale of up to 5,300,000 ordinary shares of the Company (the “Shares”) upon vesting of Performance Rights and the exercise of Options pursuant to the Company’s Long-Term Incentive Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, together with exhibits filed as a part thereof, and all such other documents, records, certificates, and other instruments as we have deemed necessary or appropriate. We have also exclusively relied, as to matters of Australian law, on the opinion of Freehills filed with the Registration Statement as Exhibit 5.2.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. By giving the foregoing consent, we do not admit that we are persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

Drinker Biddle & Reath LLP